EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1913 Date: July 29, 2004

Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - (404) 652-5555 Margaret R. Nollen

GEORGIA-PACIFIC REPORTS DRAMATICALLY IMPROVED SECOND QUARTER RESULTS

● ● ●	Quarterly income from continuing operations up more than 300 percent Building products segment sets new quarterly record North American tissue, towel and napkin case shipments up 4 percent

           ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today reported second quarter 2004 income from continuing operations of $230 million (88 cents diluted earnings per share) compared with income from continuing operations of $54 million (22 cents diluted earnings per share) in second quarter 2003.

Following are highlights of the second quarter results: (in millions, except per share amounts)

	2Q-2004	2Q-2003

Net sales	$5,188	$4,883

Income from continuing operations	$230	$54
Income from continuing operations per diluted share	$0.88	$0.22

Income from continuing operations before unusual items	$234	$56
Income from continuing operations before unusual items
per diluted share	$0.89	$0.22

Net income	$220	$61
Net income per diluted share	$0.84	$0.24

Net income before unusual items	$239	$63
Net income before unusual items per diluted share	$0.91	$0.25

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           Income from continuing operations excludes the results of the non-integrated pulp operations sold during the quarter and the related loss on the sale. Income from continuing operations includes results from the building products distribution business, which was sold May 7, and the related gain on that sale.

           Second quarter 2004 net income excluding unusual items was $239 million (91 cents diluted earnings per share). Unusual items included a gain of $60 million ($13 million after tax, or 5 cents diluted earnings per share) on non-strategic asset sales, a $27 million charge ($17 million after tax, or 6 cents diluted loss per share) for the early extinguishment of debt, a $24 million charge ($15 million after tax, or 6 cents diluted loss per share) for asset impairment and restructuring primarily related to the Bellingham, Wash., site held for sale under a letter of intent with the Port of Bellingham, and severance and restructuring costs at the Green Bay (Broadway) facility in Wisconsin and the south San Francisco, Calif., facility.

In addition, second quarter 2004 results include a pretax charge of $36 million ($23 million after tax or 9 cents diluted loss per share) related to the expensing of stock-based compensation.

           Second quarter 2003 net income excluding unusual items was $63 million (25 cents diluted earnings per share). Unusual items included a $22 million pretax charge ($13 million after tax or 5 cents diluted loss per share) for asset impairment and restructuring and a pretax gain of $18 million ($11 million after tax or 4 cents diluted earnings per share) on the sale of certain packaging assets.

           "We are pleased with our second quarter results and with the continuing execution by our businesses on our commitments to shareholders and customers," said A.D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer. "Our building products business, which set a new quarterly profit record, remains robust and we see consistent signs that our consumer products business strategy is working. Through the balance of the year, we are optimistic that favorable trends in our paper businesses will further strengthen, while our building products business will remain on solid footing."

           Georgia-Pacific's net sales were $5.2 billion for the second quarter 2004, up 6 percent compared with $4.9 billion for the second quarter 2003. Net sales for 2004 and 2003 exclude results from the non-integrated pulp facilities, which are reported as Discontinued Operations in all periods. Sales of the building products distribution segment are included up to the date of sale on May 7, and totaled $622 million for the partial second quarter 2004 and $1 billion for the full second quarter 2003.

Proceeds from the asset sales and operating cash flow were used to reduce debt by $1.6 billion. Net debt was $9.2 billion at the end of the second quarter.

           "We remain on track with our financial strategy of restoring financial flexibility by reducing our debt and improving our ratios to investment-grade levels, as evidenced by our recent completion of a new bank credit facility with near investment-grade terms," Correll said.

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           For the first six months of 2004, Georgia-Pacific reported income from continuing operations of $372 million ($1.42 diluted earnings per share), compared with $3 million (1 cent diluted earnings per share) in the same period of 2003. Both periods exclude results of the non-integrated pulp operations that have been sold.

           For the first six months of 2004, the company reported net income excluding unusual items of $402 million ($1.53 diluted earnings per share), compared with $58 million (23 cents diluted earnings per share) in the same period of 2003. Net sales for the first six months of 2004 were $10.4 billion, compared with $9.3 billion in the same period a year ago, excluding sales from Discontinued Operations.

North America Consumer Products

           The North America consumer products segment includes the company's retail and away-from-home tissue businesses. Familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates, containers and cutlery.

           The segment recorded second quarter 2004 operating profit of $148 million versus $147 million in second quarter 2003. Included in the second quarter 2004 results were pretax charges of $19 million for asset impairment and restructuring charges related primarily to the Bellingham property. Second quarter 2003 results included an $11 million pretax charge for asset impairments at Old Town, Maine.

           Overall tissue prices per ton increased 5 percent versus second quarter 2003, while Dixie prices improved 4 percent over the same period. Retail case shipment volumes grew 4 percent over a year ago, driven by branded tissue, branded towel and club products.

           "We're executing our strategy as evidenced by improved product quality and our increasing profitability. We continue to successfully implement launches of our new Quilted Northern and Brawny products," Correll said. "Retail pricing has improved primarily as a result of Quilted Northern and Brawny price appreciation behind the product upgrades. We feel confident about our progress and the outlook in the retail tissue and Dixie businesses.

           "Our away-from-home tissue shipment volumes were up versus first quarter 2004 and second quarter 2003. Overall, prices improved from first quarter 2004, but were down from a year ago. The away-from-home tissue business continues to experience increasing raw material and energy costs, and remains under competitive pressure," Correll said.

International Consumer Products

           The international consumer products segment markets both retail and away-from-home products such as bathroom and facial tissue, handkerchiefs and paper towels, as well as tabletop products for foodservice in Europe and other locations. Market-leading brands include Lotus®, Moltonel®, Colhogar®, Tenderly® and Delica®.

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The segment recorded a second quarter 2004 operating profit of $38 million, compared with $39 million during the same quarter a year ago.

Changes in the currency exchange rate between the U.S. dollar and the Euro since the second quarter of 2003 benefited second quarter 2004 results by approximately $3 million.

           "In our international consumer products business, prices in Euros were flat and shipments were down from a year ago," Correll said. "Our branded products continue to be under pressure from private label products. We are addressing this aggressively by reducing our operating costs and by intensifying our focus on new product offerings and on innovation."

Packaging

           Georgia-Pacific's packaging segment includes four containerboard manufacturing facilities and 57 converting operations. Its Color-Box subsidiary is the leading litho-laminated corrugated manufacturer in North America.

           The segment recorded an operating profit of $81 million in the second quarter 2004, compared with $100 million in the second quarter 2003. Second quarter 2004 results include a $23 million pretax gain on the sale of the San Francisco facility that was partially offset by asset impairment and pretax restructuring charges of $5 million. Second quarter 2003 results include an $18 million pretax gain on the sale of the Schenectady, N.Y., facility.

           "Our packaging business continues to excel in spite of higher raw material and energy costs. We continue to run at capacity at all of our mills. Prices in this business improved sequentially quarter over quarter for the first time in more than a year. Through June, we had realized nearly all of an initial $50 per ton containerboard price increase. We also have announced a second $50 a ton price increase and price increases on finished boxes and sheets, and expect to realize these increases by year's end.

"Additionally, we have successfully integrated recent acquisitions in our Color-Box business and the two new plants in Georgia-Pacific's system are already showing profits," Correll said.

Bleached Pulp and Paper

           The bleached pulp and paper segment is comprised of the company's bleached board and communication papers businesses, as well as its former non-integrated pulp operations, and its 40 percent minority ownership in Unisource.

           The segment recorded a second quarter 2004 operating profit of $27 million, compared with an operating loss of $1 million in the second quarter 2003. A $26 million pretax gain on the sale of our interest in three Brazilian companies that owned a minority, non-voting interest in a Brazilian pulp company Aracruz Celulose S.A., is included in the second quarter 2004 results. The segment's results in

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both years exclude the non-integrated pulp facilities at New Augusta, Miss., and Brunswick, Ga. Those operations are now reported as Discontinued Operations and had an after-tax loss of $10 million in the second quarter 2004. In the second quarter 2003, those operations recorded after-tax income of $7 million.

           "Prices and shipments rebounded from the first quarter across all grades; however, for communication papers, prices still remain well below year-ago levels. Capacity reductions and increased demand that occurred in the past year are resulting in lower industry inventories," Correll said.

Building Products Manufacturing

The building products manufacturing segment includes the company's structural panels, gypsum, lumber, industrial wood products and chemical manufacturing businesses.

           The segment recorded second quarter 2004 operating profit of $367 million versus an operating profit of $39 million in the second quarter 2003. The 2003 results include a pretax charge of $7 million for severance and asset impairments.

           "Prices were up substantially in all of our building products businesses compared to a year ago," Correll said. "Structural panels prices declined during June and are no longer at record levels, but remain solid and above prior-year levels. Panels prices began to stabilize at the beginning of the third quarter and we expect strong performance in this business for the rest of the year.

           "Our lumber business showed increased strength as did our gypsum business, and our industrial wood products business rebounded after our successful restructuring last year when we closed higher-cost facilities in our system."

Building Products Distribution

The building products distribution segment reported an operating profit of $40 million through May 7, 2004, compared with an operating profit of $21 million in the second quarter a year ago.

           On May 7, Georgia-Pacific finalized the previously announced sale of this segment to a new company owned by Cerberus Capital Management L.P., and members of the distribution business' management team. Georgia-Pacific also entered into a six-year agreement for the distribution business to continue purchasing structural panels, lumber and other building products manufactured by
Georgia-Pacific.

Other

The company's Other segment primarily includes unallocated corporate expenses and the elimination of intersegment sales.

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           The segment reported second quarter 2004 expenses of $144 million, compared with expenses of $64 million for the same period in 2003. Included in the second quarter 2004 results was an unusual $27 million pretax charge for the early extinguishment of debt. Also included in the results were a $36 million pretax charge for stock-based compensation expenses (versus a $6 million charge a year ago), as well as higher variable compensation expenses related to the company's improved financial performance and net foreign currency transaction losses associated with foreign borrowings.

           "During the second half of the year, we expect to fully realize previously announced price increases across our paper businesses, which should result in continued improvement in those segments. With ongoing strong demand for housing, our building products business should remain solid. We also are pleased with early indications of a rebound in commercial and industrial construction," Correll said.

           "The improving fundamentals in our businesses, combined with our continued vigilance in cost containment, capital investment and manufacturing discipline, make the outlook for the rest of 2004 encouraging."

           Georgia-Pacific management will participate in a live audio Webcast beginning at 10 a.m. Eastern time today. To access the Webcast, visit www.gp.com and follow the link. The Webcast will contain a supplemental presentation that also will be available for download.

           Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2003 annual sales of more than $20 billion, the company employs approximately 55,000 people at 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates, containers and cutlery. Georgia-Pacific's building products business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

           Certain statements contained in this release, including statements regarding the company's expected realization of announced price increases, anticipated levels of earnings, pricing and demand for products in the second half of 2004, and the outlook for business and economic conditions, are forward-looking statements (as such term is defined under the federal securities laws), are based on current expectations, and are subject to risks and uncertainties. Actual results could differ materially as a result of a number of factors including, but not limited to, the realization of announced price increases for many of our products, continued strength in new home building and home renovation, the effect of general economic conditions on the demand for consumer products, building products, and pulp and paper, the corresponding level of demand for and cost of wood fiber, wastepaper, energy and other costs, the success of the branding and marketing strategies we are pursuing for our consumer products, the effect of changes in the productive capacity of manufacturers of competitive products, unanticipated expenditures with respect to environmental, safety and health laws, our ability to continue to reduce debt, actions taken or to be taken by the United States or other governments as a result of the situation in Iraq and acts or threats of terrorism, and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-Q for the fiscal quarter ended April 3, 2004.

A tabulation of results for Georgia-Pacific Corp. follows:

GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	Second Quarter

	2004	2003

NET SALES
North America consumer products	$1,427	$1,374
International consumer products	509	497
Packaging	741	698
Bleached pulp and paper	551	500
Building products manufacturing	1,882	1,447
Building products distribution	622	1,031
Other[1]	(544)	(664)

Total net sales	$5,188	$4,883

OPERATING PROFIT (LOSS)
North America consumer products	$148	$147
International consumer products	38	39
Packaging	81	100
Bleached pulp and paper	27	(1)
Building products manufacturing	367	39
Building products distribution	40	21
Other	(144)	(64)

Total operating income	557	281
Interest expense	(178)	(202)

Income from continuing operations before income taxes	379	79
(Provision) for income taxes	(149)	(25)

Income from continuing operations, net of taxes	230	54
(Loss) income from discontinued operations, net of taxes	(10)	7

Net income	$220	$61

Basic per share:
Income from continuing operations, net of taxes	$0.90	$0.22
(Loss) income from discontinued operations, net of taxes	(0.04)	0.02

Net income	$0.86	$0.24

Diluted per share:
Income from continuing operations, net of taxes	$0.88	$0.22
(Loss) income from discontinued operations, net of taxes	(0.04)	0.02

Net income	$0.84	$0.24

Average number of shares outstanding:
Basic	255.1	250.1
Diluted	262.6	250.7

1Primarily intersegment sales elimination.

GEORGIA-PACIFIC CORPORATION Operating Highlights (In millions, except per share amounts) (Unaudited)

	First Six Months

	2004	2003

NET SALES
North America consumer products	$2,769	$2,662
International consumer products	1,051	970
Packaging	1,416	1,387
Bleached pulp and paper	1,083	1,016
Building products manufacturing	3,534	2,672
Building products distribution	1,886	1,906
Other[1]	(1,329)	(1,292)

Total net sales	$10,410	$9,321

OPERATING PROFIT (LOSS)
North America consumer products	$270	$270
International consumer products	96	82
Packaging	126	159
Bleached pulp and paper	7	(44)
Building products manufacturing	630	22
Building products distribution	98	24
Other	(260)	(132)

Total operating income	967	381
Interest expense	(375)	(406)

Income (loss) from continuing operations before income taxes	592	(25)
(Provision) benefit for income taxes	(220)	28

Income from continuing operations, net of taxes	372	3
Loss from discontinued operations, net of taxes	(5)	--

Income before accounting change	367	3
Cumulative effect of accounting change, net of taxes	--	28

Net income	$367	$31

Basic per share:
Income from continuing operations, net of taxes	$1.46	$0.01
Loss from discontinued operations, net of taxes	(0.02)	--

Income before accounting change	1.44	0.01
Cumulative effect of accounting change, net of taxes	--	0.11

Net income	$1.44	$0.12

Diluted per share:
Income from continuing operations, net of taxes	$1.42	$0.01
Loss from discontinued operations, net of taxes	(0.02)	--

Income before accounting change	1.40	0.01
Cumulative effect of accounting change, net of taxes	--	0.11

Net income	$1.40	$0.12

Average number of shares outstanding:
Basic	254.3	250.1
Diluted	261.8	250.5

1Primarily intersegment sales elimination.

GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items (In millions, except for per share amounts) (unaudited)

	Second Quarter 2004				Second Quarter 2003

		(Loss) income from				Income (loss) from
	Income (loss) from continuing operations, net of taxes	discontinued operations, net of taxes	Net income (loss)	Diluted earnings (loss) per share	Income from continuing operations, net of taxes	discontinued operations, net of taxes	Net income (loss)	Diluted earnings (loss) per share

Income (loss) as reported (GAAP earnings)	$230	$(10)	$220	$0.84	$54	$7	$61	$0.24

Loss on early extinguishment of debt	17	--	17	0.06	--	--	--	--

(Gain) loss on asset sales	(28)	15	(13)	(0.05)	(11)	--	(11)	(0.04)

Unusual items including severance, asset
write downs and business separation costs	15	--	15	0.06	6	--	6	0.02

Impairment of Old Town, Maine,
tissue and pulp assets and related
severance and business exit costs	--	--	--	--	7	--	7	0.03

Income before unusual items	$234	$5	$239	$0.91	$56	$7	$63	$0.25

Income before unusual items and accounting change is net income reported under generally accepted accounting principles ("GAAP") excluding the after tax effect of items considered by management to be unusual, along with the after tax effect of adopting new accounting standards. We believe that this measure emphasizes our core ongoing operations and that it is useful to investors enabling them to perform meaningful comparisons of past and present operating results. We believe that using this information along with net income provides for a more complete analysis of results of operations. Net income is the most directly comparable GAAP measure.

GEORGIA-PACIFIC CORPORATION Reconciliation of Earnings Before Unusual Items and Accounting Changes (In millions, except per share amounts) (unaudited)

	First Six Months 2004				First Six Months 2003

		Income (loss) from				Income (loss) from
	Income (loss) from continuing operations, net of taxes	discontinued operations, net of taxes	Net income (loss)	Diluted earnings (loss) per share	Income (loss) from continuing operations, net of taxes	discontinued operations, net of taxes	Net income (loss)	Diluted earnings (loss) per share

Income (loss) as reported (GAAP earnings)	$372	$(5)	$367	$1.40	$3	$--	$31	$0.12

Loss on early extinguishment of debt	33	--	33	0.12	--	--	--	--

(Gain) loss on asset sales	(28)	15	(13)	(0.05)	(11)	--	(11)	(0.04)

Unusual items including severance, asset
write downs and business separation costs	15	--	15	0.06	10	--	10	0.03

Impairment of Old Town, Maine,
tissue and pulp assets and related
severance and business exit costs	--	--	--	--	54	--	54	0.22

Accounting changes	--	--	--	--	2	--	(26)	(0.10)

Income before unusual items
and accounting changes	$392	$10	$402	$1.53	$58	$--	$58	$0.23

Notes to Operating Highlights

1.

On May 7, 2004, we completed the sale of our building products distribution segment to a new company owned by Cerberus Capital Management L.P., a private investment firm, and members of the building products distribution business' management team for $767 million in cash and a receivable of $38 million, subject to working capital adjustment. In addition, we received $173 million in cash in June to settle an intercompany payable related to product sold to the building products distribution business prior to closing. This transaction resulted in a pretax gain of $7 million.

2.

During the second quarter of 2004, we sold all of our interests in a Brazilian pulp business for $71 million in cash and a receivable of $4 million. This transaction resulted in a pretax gain of $26 million.

3.	During the second quarter of 2004, we sold certain packaging assets and an aircraft, and recognized a pretax gain of $26 million ($16 million after-tax gain).

4.

On May 7, 2004, we completed the sale of our non-integrated pulp mills at Brunswick, Ga., and New Augusta, Miss., as well as affiliated assets, to Koch Cellulose, LLC ("Koch") and its subsidiaries for $511 million in cash and a receivable of approximately $9 million, subject to working capital adjustment. In addition, Koch assumed $73 million of indebtedness. This transaction resulted in a pretax gain of $2 million and an after tax loss of $15 million that was included in discontinued operations on the statements of operations.

5.

On July 2, 2004, we entered into a new $2.5 billion, five-year, senior unsecured credit facility that includes a $500 million unamortizing term loan. As a result of the new credit facility, we recorded a pretax charge of approximately $3 million to write off deferred debt issuance costs during the second quarter of 2004.

6.

During the first quarter of 2004, we called $243 million of our 9.875% debentures due Nov. 1, 2021, and $250 million of our 9.625% debentures due March 15, 2022. During the second quarter of 2004, we called $250 million of our 9.5% debentures due May 15, 2022 and $240 million of our 9.125% debentures due July 1, 2022. In conjunction with these transactions, we recorded a pretax charge of $50 million for call premiums and to write off deferred debt issuance costs during the first six months of 2004.

7.

On April 4, 2003, we announced the closure of tissue manufacturing and converting operations at our Old Town, Maine, mill. In connection with this closure, we determined that the value of related tissue assets and certain pulp assets at this location was impaired. Accordingly, in the first quarter of 2003, we recorded a pretax impairment charge to earnings in the North America consumer products segment and bleached pulp and paper segment of $25 million and $49 million, respectively. In the second quarter of 2003, we recorded a pretax charge of $11 million for related severance and business exit costs.

8.	During the second quarter of 2003, we sold certain packaging assets and recorded a pretax gain of $18 million in the packaging segment.

9.

On December 29, 2002, we adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 requires that entities record the fair value of an asset retirement obligation in the period in which it was incurred. The cumulative effect of adopting SFAS No. 143 was an after-tax credit of $28 million effective at the beginning of 2003. Effective December 29, 2002, we also adopted SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure" ("SFAS No. 148"), an amendment of SFAS No. 123. The impact on compensation expense recognized in 2003 relating to the 2003 stock option awards was a reduction to expense of approximately $2 million.

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